Exhibit 23.1

PWR CPA
Certified Public Accountants

September 24, 2021

To Whom It May Concern:

We consent to the inclusion in this Registration Statement on Form S-1/A (Amendment No1) of our reports dated (a) June 30, 2021, with respect to the audited consolidated financial statements of Rapid Therapeutic Science Laboratories, Inc., as of December 31, 2020 and March 31, 2020 and for the nine-month transition period ended December 31, 2020 and the year ended March 31, 2020 and (b) dated January 7, 2021 relating to the audited balance sheets of Razor Jacket, LLC as of September 30, 2020 and March 31, 2020, and the related statements of operations, members’ equity, and cash flows for the six months ended September 30, 2020 and for the period from inception on July 12, 2019 to March 31, 2020. We also consent to the references to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, TX